UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2013

MCGRAW HILL FINANCIAL, INC.

(Exact Name of Registrant as specified in its charter)

New York	1-1023	13-1026995
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1221 Avenue of the Americas, New York, New York		10020
(Address of Principal Executive Offices)		(Zip Code)

(212) 512-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2013, McGraw Hill Financial, Inc. (the “Company”) filed a Form 8-K with the Securities and Exchange Commission announcing that Charles L. Teschner, Jr., Executive Vice President of Global Strategy and Corporate Development of the Company, would leave the Company during the fourth quarter of 2013 to pursue other career opportunities. At the time of the filing of the Form 8-K, the date of Mr. Teschner’s departure and the compensation terms related to the departure had not been finalized.

The Company and Mr. Teschner have agreed that the date of his departure will be December 31, 2013. In connection with his departure, Mr. Teschner and the Company have entered into a Non-Compete Agreement pursuant to which the Company will pay Mr. Teschner $225,000 in a cash lump sum in exchange for his agreement not to compete with the business of the Company for a period of 6 months beginning on his departure date. The Company and Mr. Teschner have also agreed that his departure from the Company would be treated as a “qualified termination of employment” for purposes of the Company’s Senior Executive Severance Plan (thereby entitling Mr. Teschner to the standard severance contemplated by the Plan), an “other termination” for purposes of his outstanding stock options (entitling Mr. Teschner to continued vesting of his stock options during the period in which he is entitled to receive severance under the Senior Executive Severance Plan and to exercise his vested stock options for a period of up to 6 months following such severance period) and a termination without “cause” for purposes of his outstanding restricted performance share awards (entitling Mr. Teschner to a pro rata portion of his restricted performance share awards to be paid on the regularly scheduled payment date).

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Non-Compete Agreement between the Company and Charles L. Teschner, Jr., dated September 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 25, 2013

MCGRAW HILL FINANCIAL, INC.

By:	/s/ Kenneth M. Vittor
Name:	Kenneth M. Vittor
Title:	Executive Vice President and General Counsel

EXHIBITS

Exhibit No.	Description

10.1	Non-Compete Agreement between the Company and Charles L. Teschner, Jr., dated September 24, 2013.

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